                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 FIREPOND, INC.
                (Name of Registrant as Specified in its Charter)

                                 FIREPOND, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:
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

                                PRELIMINARY COPY

                                 FIREPOND, INC.
                               890 WINTER STREET
                               WALTHAM, MA 02451

                                                                March [  ], 2002

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Firepond, Inc. (the "Company") to be held on Friday, March 22, 2002, at 10:00 a.m. eastern time, at the offices of McDermott, Will & Emery, 28 State Street, Boston, MA 02109 (the "Annual Meeting").

     The Annual Meeting has been called for the purpose of (i) electing two Class II Directors for a three-year term, (ii) considering and voting upon an amendment to the Company's certificate of incorporation to effect a reverse stock split of the Company's outstanding common stock of not less than 1-for-3 and not more than 1-for-10, with the Company's Board of Directors having the authority and discretion to determine if and when to effectuate any reverse stock split within the foregoing parameters, and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 15, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors of the Company recommends that you vote "FOR" the election of the nominees of the Board of Directors as Directors of the Company and "FOR" approval of the amendment to the Company's certificate of incorporation.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE A STOCKHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          Sincerely,

                                          KLAUS P. BESIER
                                          Chairman and Chief Executive Officer

                                PRELIMINARY COPY

                                 FIREPOND, INC.
                               890 WINTER STREET
                               WALTHAM, MA 02451
                                 (781) 487-8400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON FRIDAY, MARCH 22, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Firepond, Inc. (the "Company") will be held on Friday, March 22, 2002, at 10:00 a.m. eastern time, at the offices of McDermott, Will & Emery, 28 State Street, Boston, MA 02109 (the "Annual Meeting") for the purpose of considering and voting upon:

     1. The election of two Class II Directors for a three-year term;

     2. An amendment to the Company's Certificate of Incorporation to effectuate a reverse stock split of the outstanding shares of the Company's common stock of not less than 1-for-3 and not more than 1-for-10; and

     3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 15, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company's common stock of record at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

                                          By Order of the Board of Directors

                                          CHRISTIAN J. MISVAER
                                          Secretary

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE A STOCKHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                 FIREPOND, INC.
                               890 WINTER STREET
                               WALTHAM, MA 02451
                                 (781) 487-8400

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON FRIDAY, MARCH 22, 2002

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Firepond, Inc. ("Firepond" or the "Company") for use at the Annual Meeting of Stockholders of Firepond to be held on Friday, March 22, 2002, at 10:00 a.m. eastern time, at the offices of McDermott, Will & Emery, 28 State Street, Boston, MA 02109, and any adjournments or postponements thereof (the "Annual Meeting").

     At the Annual Meeting, the stockholders of Firepond will be asked to consider and vote upon the following matters:

     1. The election of two Class II Directors of the Company to serve for the ensuing three-year period, with such term to continue until the annual meeting of stockholders to be held in the year 2005 (the "2005 Annual Meeting") and until such Directors' successors are duly elected and qualified or until their earlier death or resignation;

     2. An amendment to the Company's certificate of incorporation to effect a reverse stock split of the outstanding shares of the Company's common stock of not less than 1-for-3 and not more than 1-for-10; and

     3. Such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about Friday, March 1, 2002 in connection with the notice of, and solicitation of proxies for, the Annual Meeting. The Board of Directors has fixed the close of business on February 15, 2002 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of the Company's common stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 37,017,983 shares of the Company's common stock outstanding and entitled to vote at the Annual Meeting. Each holder of shares of the Company's common stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to the matters submitted at the Annual Meeting.

     The presence, in person or by proxy, of a majority of the total number of outstanding shares of the Company's common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, (i) the affirmative vote of a plurality of the votes cast is necessary for the election of the Class II Directors and (ii) the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the amendment to the certificate of incorporation.

     Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which no instructions have been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. The Company's By-laws (the "By-laws") provide that any election by stockholders shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. With respect to the election of Class II Directors, votes may be cast in favor of or withheld from the nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. There will not be any broker non-votes with respect to the election of the Class II Directors because brokers and other nominees have discretion to vote on the matter. With respect to the amendment to the certificate of incorporation, votes may be cast for or against the proposal, or the voting stockholder may choose to abstain. For purposes of determining whether the amendment to the certificate of incorporation has passed, abstentions will be treated as votes cast against the amendment to the certificate of incorporation.

     STOCKHOLDERS OF FIREPOND ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE. SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF INSTRUCTIONS ARE NOT STATED THEREIN, PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT AND "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THE ELECTION OF NOMINEES FOR DIRECTOR AND THE APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

     Any properly completed proxy may be revoked by the stockholder of record represented by such proxy at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Annual Meeting, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

     The Annual Report of the Company, including financial statements for the fiscal year ended October 31, 2001 ("Fiscal Year 2001"), was filed with the Securities and Exchange Commission on January 29, 2002. A copy of the Annual Report is being mailed to stockholders of Firepond concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation materials.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company (the "Board of Directors") is divided into three classes and is comprised of two Directors in each of Class I, Class II and Class III. Directors serve for three-year terms with one class of Directors being elected by the Company's stockholders at each annual meeting.

     At the Annual Meeting, two Class II Directors will be elected to serve until the 2005 Annual Meeting and until such Directors' successors are duly elected and qualified or until their earlier death or resignation. The Board of Directors has nominated William O. Grabe and Vernon Lawrence Weber (the "Nominees") for re-election as Class II Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of the Nominees as Directors. The Nominees have agreed to stand for election and to serve, if elected, as Directors. However, if the Nominees fail to stand for election or are unable to accept election, proxies will be voted for the election of such other persons as the Board of Directors may recommend.

     William O. Grabe has been a Director of the Company since May 1997. Mr. Grabe is a Managing Member of General Atlantic Partners, LLC, a private equity investment firm which invests in information technology and communications companies on a global basis, where he has worked since 1992. Mr. Grabe brings broad international experience and an extensive sales and marketing background. He has assisted numerous firms in their geographical expansion and development of strategic alliances. Mr. Grabe is a director of several public information technology companies including Bottomline Technologies, Inc., Digital China Holdings Ltd., Exact Holding N.V., Compuware Corporation, Gartner, Inc., and several other privately held information technology companies. Prior to his affiliation with General Atlantic, Mr. Grabe retired from the IBM Corporation as an IBM Vice President and Corporate Officer where he used to head up North American sales and marketing. His outside affiliations include being a member of the UCLA Foundation Board of Councillors and the UCLA Anderson School's Board of Visitors, a member of the Cancer Research Institute Board of Trustees, a Trustee of Outward Bound USA, and a director of Compuware Corporation and Gartner, Inc.

     Vernon Lawrence Weber has been a Director of the Company since January 2000. Mr. Weber is the Chairman and Chief Executive Officer of the Advanced Marketing Services Group of The Interpublic Group of Companies, the largest marketing communications and services company in the world. He sits on the boards of several technology companies and nonprofit organizations, including the Boston Symphony Orchestra, the Boston Museum of Science and the Isabella Stewart Gardner Museum.

VOTE REQUIRED FOR APPROVAL

     A quorum being present, the affirmative vote of a plurality of the shares present in person or represented by proxy is necessary to elect the Nominees as Directors of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD AS DIRECTORS OF THE COMPANY.

                                 PROPOSAL NO. 2

                         REVERSE STOCK SPLIT AMENDMENT

     This proposal, if authorized by the Company's stockholders, will approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation for the purpose of effectuating a reverse stock split of the Company's outstanding common stock of not less than 1-for-3 and not more than 1-for-10 (a "Reverse Stock Split"), with the Company's Board of Directors having the authority and discretion to determine if and when to effectuate any Reverse Stock Splits.

INTRODUCTION AND BOARD RECOMMENDATION

     The Company's Board of Directors has determined that it would be advisable to obtain the approval of the stockholders for a Reverse Stock Split that would reduce the number of shares of the Company's outstanding common stock in order to attempt to increase the trading price of the Company's common stock on The Nasdaq National Market on a per share basis. The Board of Directors proposes this action because over the course of the Company's 2001 fiscal year, the trading price of shares of the Company's common stock has, on occasion, declined below $1.00. According to the requirements of continued listing on The Nasdaq National Market, the failure to maintain the trading price above $1.00 on a consistent basis may result in delisting of the Company's common stock. The Company's Board of Directors believes that such a delisting could harm the Company's stockholders by reducing the marketability and the liquidity of their shares. If a Reverse Stock Split were to be implemented, the number of shares of the Company's common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged.

     By obtaining stockholder approval of a Reverse Stock Split at the Annual Meeting, the Company's Board of Directors will be able to determine the most appropriate time, if ever, to effectuate the Reverse Stock Split, by filing an amendment to the Company's Third Amended and Restated Certificate of Incorporation in the form attached as Exhibit A (the "Amendment"). When appropriate, the Company's Board of Directors will determine whether to file the Amendment based on factors such as prevailing market conditions and the trading price of the Company's common stock on The Nasdaq National Market. If the Board of Directors determines that a Reverse Stock Split is in the best interest of the Company and its stockholders, they will then take the necessary steps to effect a Reverse Stock Split. The Company's Board of Directors also believes that, because it is not possible to predict market conditions at the time the Reverse Stock Split is to be effectuated, it would be in the best interests of the stockholders if the Board of Directors were to be able to determine, within specified limits approved in advance by the stockholders, the appropriate ratio of the Reverse Stock Split.

     If approved by the stockholders of the Company, a Reverse Stock Split may become effective on any date selected by the Board of Directors on or prior to the Company's next annual meeting of stockholders but in no event later than such time. Moreover, the Board of Directors reserves the right, even after stockholder approval, to entirely forego filing of the Amendment if such action is determined not to be in the best interests of the Company and its stockholders. If a Reverse Stock Split approved by the stockholders is subsequently not implemented by the Board of Directors on or prior to the Company's next annual meeting, the proposal to amend the Company's certificate of incorporation to effect a Reverse Stock Split will be deemed abandoned, without any further effect. In such case, the Board of Directors will again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

     Accordingly, the Board of Directors is asking that the Company's stockholders approve a range of Reverse Stock Splits of not less than 1-for-3 and not more than 1-for-10; and further, that the Board of Directors be authorized to determine which of the Reverse Stock Splits in the specified range, if any, to implement. In determining which Reverse Stock Split to implement, if any, the Board of Directors will assess a variety of factors, including, but not limited to, analysis of general market conditions. However, primary emphasis will be placed on the trading price of the Company's common stock on the days leading up to the date of the Reverse Stock Split.

     A vote in favor of Proposal No. 2 will be a vote for approval of each of the reverse split ratios in the specified range and for the granting of authority and discretion to the Board of Directors to effectuate one of the Reverse Stock Splits in the range as it deems advisable at the time the Reverse Stock Split is to be effectuated. The proposal gives the Board of Directors the discretion to abandon the Reverse Stock Split if the trading price of shares of the Company's common stock continues to be above Nasdaq's minimum trading price requirements prior to its implementation, or if market or other conditions or circumstances make implementation of the Reverse Stock Split inadvisable as determined by the Board of Directors. The vote required for approval of the Reverse Stock Split proposal is a majority of the outstanding shares of the Company's common stock.

REASONS FOR THE REVERSE STOCK SPLIT

     The primary purpose of the Reverse Stock Split is to combine the outstanding shares of the Company's common stock into a smaller number of shares so that the shares will trade at a significantly higher price per share than their recent trading prices. Pursuant to Nasdaq listing requirements, the minimum [closing] bid price of shares of the Company's common stock must be at least $1.00 per share in order to maintain inclusion on The Nasdaq National Market. During the period from July 2, 2001 to December 31, 2001, the closing price of shares of the Company's common stock on The Nasdaq National Market ranged from a high of $1.30 to a low of $0.41 per share, trading below the $1.00 threshold for much of that period. On August 22, 2001 we were notified that the Company's common stock might be delisted from trading on The Nasdaq National Market. However, on September 27, 2001, Nasdaq temporarily suspended the minimum bid price and public float requirements for continued listing on The Nasdaq National Market. This temporary suspension of the minimum bid price and public float requirements terminated on January 2, 2002.

     The Company believes that the implementation of a Reverse Stock Split would enable shares of the Company's common stock to trade above the $1.00 minimum closing bid price which is one of the requirements to continued listing on The Nasdaq National Market. The Company believes that continued listing of the Company's common stock on The Nasdaq National Market is in the best interests of the Company and its stockholders. Inclusion on the Nasdaq National Market increases liquidity and may minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, a continued Nasdaq National Market listing may enhance the Company's access to capital and increase its flexibility in responding to anticipated capital requirements. The Company also believes that prospective investors will view an investment in the Company more favorably if the Company's shares continue to be listed on The Nasdaq National Market. The Board of Directors also believes that such a very quoted market price per share may discourage potential new investors and decrease the liquidity of the Company's common stock.

     During the period from January 2, 2002 through January 31, 2002, the closing price of shares of the Company's common stock on The Nasdaq National Market ranged from a high of $1.57 to a low of $1.25. Accordingly, at such prices, the Company's common stock would not be in danger of being delisted from The Nasdaq National Market based upon the $1.00 minimum bid price criteria. But if the trading price for the Company's common stock should decline to the point where the listing of the Company's common stock with The Nasdaq National Market was again threatened, the Company would like the authority to proceed with a Reverse Stock Split without further authorization of the Company's stockholders. Obtaining stockholder approval of a Reverse Stock Split at this Annual Meeting of Stockholders will enable the Company to avoid the additional time and expense of holding a special meeting of stockholders should the Board of Directors determine that it is in the best interest of the Company's stockholders to implement a Reverse Stock Split prior to the Company's next annual meeting of stockholders.

     For the above reasons, the Company believes that giving the Board of Directors the authority to effectuate a Reverse Stock Split without further authorization of the Company's stockholders is in the best interests of the Company and its stockholders. The Company anticipates that, following the consummation of a Reverse Stock Split, the Company's common stock would trade at a price per share that is proportionately higher than current market prices. However, there can be no assurances that the Reverse Stock Split, if implemented, would have the desired effect of proportionately raising the Company's common stock price.

     If the Reverse Stock Split proposal is approved by the stockholders at the Annual Meeting, the Company expects to implement a Reverse Stock Split only if the Company believes that it is necessary to comply with the continued listing requirements of the Nasdaq National Market or otherwise in the best interests of the Company. Accordingly, notwithstanding approval of the Reverse Stock Split proposal by the stockholders, the Board of Directors may elect to delay or even abandon entirely the Reverse Stock Split.

IMPLEMENTATION AND EFFECTS OF THE REVERSE STOCK SPLIT

     If the stockholders approve the Reverse Stock Split proposal and the Board of Directors determines it is necessary to effectuate a Reverse Stock Split, the Board of Directors would:

          1. Determine which Reverse Stock Split of not less than 1-for-3 and not more than 1-for-10 is advisable, based on market and other relevant conditions and circumstances and the trading prices of the Company's common stock at that time; and

          2. Direct management to file the Amendment with the Delaware Secretary of State that would specify that, on the filing of the Amendment, every three to ten shares (depending on the ratio of the Reverse Stock Split selected by the Board of Directors) of the Company's common stock outstanding would automatically be combined and converted into one share. For example, if the Board of Directors selected a 1-for-5 Reverse Stock Split, the amendment would specify that every five shares of the Company's common stock outstanding be combined and converted into a single share.

     We estimate that, following the Reverse Stock Split, the Company would have approximately the same number of stockholders and, except for the effect of cash payments for fractional shares as described below, the completion of the Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company. By way of example, a stockholder who owns a number of shares that prior to the Reverse Stock Split represented one-half of a percent of the outstanding shares of the Company would continue to own one-half of a percent of its outstanding shares after the Reverse Stock Split.

     The Reverse Stock Split also will not affect the number of shares of common stock that the Board of Directors is authorized to issue by the Third Amended and Restated Certificate of Incorporation of the Company, which will remain unchanged at 100,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the Reverse Stock Split.

     Based on the 37,017,983 shares of common stock outstanding as of February 1, 2002, the following table reflects that approximate percentage reduction in the outstanding shares of common stock and the approximate number of shares of common stock that would be outstanding as a result of the Reverse Stock Split:

PROPOSED REVERSE  PERCENTAGE   SHARES TO BE
  STOCK SPLIT     REDUCTION    OUTSTANDING
----------------  ----------   ------------
    1 for 3          67%        12,339,328
    1 for 4          75%         9,254,496
    1 for 5          80%         7,403,597
    1 for 6          83%         6,169,664
    1 for 7          86%         5,288,283
    1 for 8          88%         4,627,248
    1 for 9          89%         4,113,109
    1 for 10         90%         3,701,798

CASH TO BE PAID FOR FRACTIONAL SHARES

     If any Reverse Stock Split ratio is selected, implementation of a Reverse Stock Split would result in some stockholders owning a fractional share of common stock. For example, if a 1-for-8 Reverse Stock Split were to be implemented, the shares owned by a stockholder with 100 shares would be converted into 12.5 shares. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of the Company's common stock as a consequence of the Reverse Stock Split will, instead, receive from the Company a cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the average closing price of the Company's common stock on The Nasdaq National Market for the five trading days immediately preceding the effective date of the Reverse Stock Split (as adjusted for that Reverse Stock Split).

     If any stockholder owns, in total, fewer than the number of the Company's shares to be converted into one share as a result of the Reverse Stock Split, that stockholder's shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the Reverse Stock Split. For example, if a 1-for-6 Reverse Stock Split is implemented then stockholders with fewer than six shares would receive only cash. See "Exchange of Stock Certificates and Payment for Fractional Shares" below. The interest of such stockholders in the Company would, therefore, be terminated, and such stockholders would have no right to share in the assets or future growth of the Company. Based on the foregoing example, each stockholder that owns six shares or more of the Company common stock prior to the Reverse Stock Split will continue to own one or more shares after the Reverse Stock Split and would continue to share in the assets and future growth of the Company as a stockholder, and any stockholder that owns less than six shares would receive only cash in place of the factional share resulting from the Reverse Stock Split. Because the maximum reverse split under this proposal would be a 1-for-10 Reverse Stock Split, a stockholder could assure his or her continued ownership of shares of stock of the Company after the reverse split by purchasing a number of shares sufficient to increase the total number of shares that he or she owns to 10 or more.

     The Reverse Stock Split will result in some stockholders owning "odd lots" of less than 100 shares of the Company common stock as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lot shares may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

EFFECT OF REVERSE STOCK SPLIT ON OPTIONS

     The number of shares subject to outstanding options to purchase shares of the Company's common stock also would automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the Reverse Stock Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, assume that a 1-for-5 Reverse Stock Split is implemented and that an optionee holds options to purchase 1,000 shares at an exercise price of $0.66 per share. On the effectiveness of the 1-for-5 Reverse Stock Split, the number of shares subject to that option would be reduced to 200 shares and the exercise price would be proportionately increased to $3.30 per share.

EFFECT OF REVERSE STOCK SPLIT ON WARRANTS

     The agreements governing all of the outstanding warrants to purchase shares of the Company's common stock include provisions requiring adjustments to both the number of shares issuable upon exercise of such warrants, and the exercise prices of such warrants, in the event of a reverse stock split. For example, assume that a 1-for-5 Reverse Stock Split is implemented and a warrantholder holds a warrant to purchase 10,000 shares of the Company's common stock at an exercise price of $2.00 per share. On the effectiveness of the Reverse Stock Split, the number of shares subject to that warrant would be reduced to 2,000 shares and the exercise price would be proportionately increased to $10.00 per share.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Effective Date. The combination of, and reduction in, the number of the Company's outstanding shares as a result of the Reverse Stock Split would occur automatically on the date that the Reverse Stock Split amendment is filed with the Delaware Secretary of State (the "Effective Date"), without any action on the part of the Company's stockholders and without regard to the date that stock certificates representing the shares prior to the Reverse Stock Split are physically surrendered for new stock certificates.

     Exchange of Stock Certificates. As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of the Company's common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of the Company's common stock such stockholder is entitled to receive as a result of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of the Company's common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of the Company's common stock that he or she holds as a result of the Reverse Stock Split and any cash payable in lieu of a fractional share. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     Effect of Failure to Exchange Stock Certificates. After the Effective Date, each certificate representing shares of the Company's common stock outstanding prior to the Effective Date (an "Old Certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of the Company's common stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the shares of the Company's common stock evidenced by such certificate have been converted by the Reverse Stock Split. However, the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until the Old Certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the Old Certificates, all such unpaid dividends or distributions will be paid without interest.

     Determination of Amount of Cash Payable for Fractional Shares. If the number of shares of the Company's common stock to which a holder is entitled as a result of the Reverse Stock Split would otherwise include a fraction, the Company will pay to that stockholder, in lieu of issuing fractional shares of stock, cash in an amount equal to the same fraction multiplied by the average closing price of the Company's shares on The Nasdaq National Market for the five days immediately preceding the Effective Date (as adjusted for the Reverse Stock Split). For example, if the Board of Directors determined to implement a 1-for-8 Reverse Stock Split, the shares of a stockholder that owned 100 shares prior to the Reverse Stock Split would be converted into 12.5 shares as a result of the Reverse Stock Split. If the average of the pre-split closing bid prices of shares of the Company's common stock for the five day trading period immediately prior to the Effective Date (as adjusted for the Reverse Stock Split) was $1.00 per share, that stockholder would receive, in exchange for his stock certificates evidencing his 100 shares, a stock certificate for 12 whole shares and a check in the amount of $4.00 for his .5 fractional share.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes certain federal income tax considerations relating to the Reverse Stock Split. This discussion is based upon the Internal Revenue Code of 1986, as amended, final, temporary and proposed regulations promulgated thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date of this Proxy Statement. Any of these authorities could be repealed, overruled, or modified at any time and could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

     This discussion does not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

     Tax Consequences to the Company. The Company should not recognize any gain or loss as a result of the Reverse Stock Split.

     Tax Consequence to Stockholders Generally. A stockholder who receives only the Company's common stock should not recognize any gain or loss as a result of the Reverse Stock Split. A stockholder who receives cash in lieu of a fractional share of the Company's common stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder's basis in such fractional share of the Company's common stock. For this purpose, a stockholder's basis in such fractional share of the Company's common stock will be determined as if the stockholder actually received such fractional share.

     A Stockholder's Tax Basis in Shares Received upon the Reverse Stock
Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of the Company's common stock held by a stockholder following the Reverse Stock Split will equal the stockholder's aggregate tax basis in the shares of the Company's common stock held by the stockholder immediately prior to the Reverse Stock Split and generally will be allocated among the shares of the Company's common stock held following the Reverse Stock Split on a pro rata basis. Stockholders who have used the specific identification method to identify their basis in shares of the Company's common stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares that they will receive in exchange therefor.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the Reverse Stock Split proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE REVERSE STOCK SPLIT PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL AND THE AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                                 OTHER MATTERS

     Neither we nor the Board of Directors intends to propose any matters at the meeting other than the election of two Class II Directors and the amendment to the certificate of incorporation to effectuate the reverse stock split at the discretion of the Board of Directors. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

      INFORMATION REGARDING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven (7) meetings during Fiscal Year 2001. During Fiscal Year 2001, each of the incumbent Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of which he was a member held during his term of office. The Board of Directors has established an Audit Committee and a Compensation Committee.

     The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence. During Fiscal Year 2001, the Audit Committee consisted of Paul J. Butare (prior to his resignation from the Board of Directors on November 1, 2001, at which time he was replaced on the Audit Committee by Vernon Lawrence Weber), J. Michael Cline and Gerhard Schulmeyer, none of whom were an officer of the Company, and held four (4) meetings during Fiscal Year 2001. Assuming the re-election of Vernon Lawrence Weber at the Annual Meeting, the Audit Committee for Fiscal Year 2002 will consist of John Cachianes, Gerhard Schulmeyer and Vernon Lawrence Weber.

     The Compensation Committee reviews and recommends the compensation arrangements for all Directors and officers, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with certain compensation and incentive plans of the Company. The Compensation Committee also administers the Company's Brightware Acquisition Stock Option Plan, 1999 Stock Option and Grant Plan, 1999 Director Plan and 1997 Stock Option Plan (together, the "Stock Plans"), construes and interprets the Stock Plans, establishes, amends and revokes rules and regulations for the administration of all such plans, determines the options or stock to be issued to eligible persons under the Stock Plans, and prescribes the terms and conditions of such options or stock. During Fiscal Year 2001, the Compensation Committee consisted of Paul R. Butare and J. Michael Cline, and held three (3) meetings during Fiscal Year 2001. Assuming the re-election of William O. Grabe at the Annual Meeting, the Compensation Committee for Fiscal Year 2002 will consist of J. Michael Cline and William O. Grabe.

  Information Regarding Directors

     Set forth below is certain information regarding the Directors of the Company as of February 1, 2002, including the Class II Directors who have been nominated for election at the Annual Meeting, based on information furnished by them to the Company.

                                                                        DIRECTOR
NAME                                                          AGE        SINCE
----                                                          ---    --------------
CLASS I -- TERM EXPIRES 2004
J. Michael Cline............................................  42     May, 1997
Gerhard Schulmeyer..........................................  63     November, 1999

CLASS II -- TERM EXPIRES 2005*
William O. Grabe*...........................................  63     May, 1997
Vernon Lawrence Weber*......................................  47     January, 2000

CLASS III -- TERM EXPIRES 2003
Klaus P. Besier.............................................  50     June, 1997
John Cachianes..............................................  59     December, 2001

---------------
* Nominee for re-election

     The principal occupation and business experience for at least the last five years of each Director of the Company is set forth below.

     Klaus P. Besier has served as the Company's Chief Executive Officer and a Director since June 1997 and as Chairman since October 1999. From February 1996 to May 1997, Mr. Besier was Chairman, President and Chief Executive Officer of Primix Solutions, Inc., an internet-enabled software company. From 1994 to 1996, Mr. Besier was the Chief Executive Officer of SAP America, Inc., a subsidiary of SAP AG, a leading provider of business application software. From 1992 to 1993, he was President of SAP America. From 1991 to 1992, Mr. Besier was Vice President of Sales of SAP America. From 1977 to 1990, Mr. Besier held various senior management positions including General Manager and Corporate Vice President with various affiliates of Hoechst Celanese, a chemicals company. Mr. Besier is also a director of EXE Technologies and Intelligroup.

     J. Michael Cline has been a Director of the Company since May 1997. Since December 1999 Mr. Cline has served as a Managing Member of Accretive Technology Partners, LLC, a private equity firm, which he founded, focused on building market leaders in the business process outsourcing, software, and IT services markets. Mr. Cline had previously spent 10 years as a Managing Member of General Atlantic Partners, LLC. While at General Atlantic, Mr. Cline played a major role in the founding of Exult and Xchanging, leading Business Process Outsourcing companies. Prior to General Atlantic, he was an associate at McKinsey, a leading global management consulting firm. Mr. Cline has an MBA from Harvard Business School and obtained his Bachelor of Science degree from Cornell University. He is a Trustee of the Wildlife Conservation Society (WCS) and serves on the boards of Manugistics, Exult, Equitant, NewRoads, Fandango and several other leading private technology companies.

     William O. Grabe has been a Director of the Company since May 1997. Mr. Grabe is a Managing Member of General Atlantic Partners, LLC, a private equity investment firm which invests in information technology and communications companies on a global basis, where he has worked since 1992. Mr. Grabe brings broad international experience and an extensive sales and marketing background. He has assisted numerous firms in their geographical expansion and development of strategic alliances. Mr. Grabe is a director of several public information technology companies including Bottomline Technologies, Inc., Digital China Holdings Ltd., Exact Holding N.V., Compuware Corporation, Gartner, Inc., and several other privately held information technology companies. Prior to his affiliation with General Atlantic, Mr. Grabe retired from the IBM Corporation as an IBM Vice President and Corporate Officer where he used to head up North American sales and marketing. His outside affiliations include being a member of the UCLA Foundation Board of Councillors and the UCLA Anderson School's Board of Visitors, a member of the Cancer Research Institute Board of Trustees, a Trustee of Outward Bound USA, and a director of Compuware Corporation and Gartner, Inc.

     Gerhard Schulmeyer has been a Director of the Company since November 1999. Mr. Schulmeyer has been a Professor of Practice on the faculty of the Sloan School at the Massachusetts Institute of Technology since July 2000. Prior to that, he served as President and Chief Executive Officer of Siemens Corporation from January 1999 to December 2001. From 1994 to January 1999 Mr. Schulmeyer was President and Chief Executive Officer of Siemens Nixdorf. Before joining Siemens Nixdorf, Mr. Schulmeyer was Executive Vice President and a member of the executive committee of Asea Brown Boveri Ltd. as well as President and Chief Executive Officer of ABB Inc. From 1980 to 1989, he held various senior positions with Motorola Inc., the last being Executive Vice President responsible for European business. He is a member of the boards of Korn Ferry International, Ingram Micro, Inc., Alcan, Inc., Zurich Financial Services and Arthur D. Little, Inc., the supervisory board of Theyssen-Burnemisza Holding, N.V. and Alcan Deutschland, and the international advisory board of Banco Santander Central Hispano. Also in 2001, he was named a Director of the U.S. Chamber of Commerce, Poet Holdings and MediaLab Europe.

     Vernon Lawrence Weber has been a Director of the Company since January 2000. Mr. Weber is the Chairman and Chief Executive Officer of the Advanced Marketing Services Group of The Interpublic Group of Companies, the largest marketing communications and services company in the world. He serves on the boards of several technology companies and nonprofit organizations, including the Boston Symphony Orchestra, the Boston Museum of Science and the Isabella Stewart Gardner Museum.

     John Cachianes has been a Director of the Company since December 2001. Since 1998, Mr. Cachianes has been an independent consultant. Mr. Cachianes spent more than 30 years with IBM in a number of senior financial posts and operational positions. Mr. Cachianes was an IBM Vice President and corporate officer from 1992 to 1996. He also served as General Manager of the company's Distribution Industry Solutions Business Unit. Previously, he served as IBM's Chief Financial Officer for Europe, Middle East and Africa as well as for U.S. operations. In addition, he also held a number of executive positions at the company's corporate headquarters, in Latin America, and Asia Pacific, where he served as Controller. Mr. Cachianes has served on the boards of the Foundation at Virginia Polytechnic Institute and State University (Virginia Tech), State University of New York at Purchase, Essentus Corporation, and the Rolm Corporation.

  Information Regarding Executive Officers and Key Employees

     Set forth below is certain information regarding each of the executive officers and key employees of the Company as of February 1, 2002.

NAME                        AGE   POSITION
----                        ---   --------
Klaus P. Besier...........  50    Chairman, Chief Executive Officer and President
Susan W. Ledoux...........  35    Chief Financial Officer
Cem Tanyel................  32    Chief Operating Officer
John A. Keighley..........  48    Senior Vice President and General Manager of Europe
Christian J. Misvaer......  29    Secretary and General Counsel
Sosaburo Shinzo...........  49    President, Firepond Japan K.K.

     The principal occupation and business experience for the last five years of the Company's executive officers, other than such officers who also serve as Directors, is set forth below.

     Susan W. Ledoux has served as the Company's Chief Financial Officer since February 2002. Before becoming Chief Financial Officer, Ms. Ledoux served as the Company's Vice President of Finance and Corporate Controller, overseeing the finance department from September 1999 to February 2002. Before joining Firepond, Ms. Ledoux served as Controller at a number of public and privately-held technology companies, including Integrated Computing Engines, a developer of innovative multiprocessing software and hardware from June 1998 to September 1999, and CIC Systems, a national computer reseller and technology solutions provider from September 1994 to May 1998.

     Cem Tanyel has served as Chief Operating Officer of the Company since November 2001. Mr. Tanyel came to Firepond from Brightware, Inc. where he served as the Senior VP of Engineering from November 1999 to February 2001. From June 1992 to November 1999 Mr. Tanyel was the Executive Director of product development and general manager of the Web/eCommerce Division at Informix.

     John A. Keighley has served as the Company's Senior Vice President and General Manager of Europe since June 2001. Prior to being promoted to his current position, Mr. Keighley was Vice President, Finance and Administration, Europe and Asia for the Company from March 1999 to May 2001. Before joining the Company, Mr. Keighley was General Manager, Europe and International CFO at Astea International, a CRM software and solutions provider from September 1994 to February 1999.

     Christian J. Misvaer has served as the General Counsel and Secretary of the Company since December 2001. Mr. Misvaer joined Firepond's legal department in March 1999 and became the manager in December 2000. In addition to serving on Firepond's executive team and managing the legal department, Mr. Misvaer is also responsible for the human resources department and oversees Firepond's facilities functions. Before joining the Company, Mr. Misvaer worked in various legal capacities with law firms specializing in corporate law and civil litigation from 1995 to March 1999.

     Sosaburo Shinzo has served as President of Firepond Japan K.K. since January 1999. Before joining Firepond, Mr. Shinzo was president of SSA Japan, an ERP software company from 1993 to 1998. Prior to his position with SSA Japan, Mr. Shinzo worked for Fujitsu for 16 years as a sales professional and manager.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     The Company currently pays directors $2,500 for each meeting of the Board of Directors a director attends, by phone or in person, and $1,000 for each committee meeting a director attends. In addition, directors are reimbursed for their reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors or its committees. The Company's Directors are eligible to participate in the Company's 1999 Stock Option and Grant Plan, and the Company's 1997 Stock Option Plan. In addition, pursuant to the terms of the 1999 Director Plan each non-employee Director who was a member of the Board of Directors on September 9, 1999 was automatically granted an option to purchase 50,000 shares of Common Stock on that date and every Director who joined the Board of Directors after September 9, 1999, or will become a Director in the future, was or will be granted an option to purchase 50,000 shares of Common Stock on the date first elected to the Board of Directors.

     In addition, on the date of each annual meeting of the stockholders of the Company, each eligible Director will automatically be granted an additional option to purchase 12,500 shares of Common Stock, if after such annual meeting of the stockholders the Director will continue to be an eligible Director. Options granted under the 1999 Director Plan vest, subject to the grantee's continued service as a Director of the Company or its subsidiaries, monthly over a period of 3 years. Unexercisable options terminate when the Director ceases to be a Director for any reason other than death or permanent disability and exercisable options may be exercised at any time during a five-year term. In the event of a change in control of the Company in which the Director is not retained as a director of the surviving corporation, options granted to that Director under the 1999 Director Plan will become 100% vested and exercisable in full. All options granted under the Director Plan shall have an exercise price equal to 100% of the fair market value of the Common Stock (generally determined as the closing sales price on the Nasdaq National Market) on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

     The following sections of this Proxy Statement set forth and describe the compensation paid or awarded to the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers of the Company as of October 31, 2001, and one other most highly compensated person who served as an executive officer in 2001, each of whom earned in excess of $100,000 during Fiscal Year 2001. These executives are referred to as the "Named Executive Officers" elsewhere in this Proxy Statement.

     Summary Compensation. The following summary compensation table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and the other Named Executive Officers during each of fiscal years ended October 31, 2001, October 31, 2000 and October 31, 1999.

                                                                              LONG TERM
                                               ANNUAL COMPENSATION       COMPENSATION AWARDS
                                              ----------------------   ------------------------
                                                                       RESTRICTED   SECURITIES
                                                                         STOCK      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY ($)   BONUS ($)   AWARDS (#)   OPTIONS (#)   COMPENSATION ($)
---------------------------            ----   ----------   ---------   ----------   -----------   ----------------
Klaus P. Besier......................  2001    $358,333    $     --          --      2,418,751(1)     $     --
    Chairman, President, and Chief     2000     200,000     100,000          --      1,500,000              --
    Executive Officer                  1999     200,000          --          --             --              --
Cem Tanyel(2)........................  2001     194,836      80,000          --        600,000(3)           --
    Chief Operating Officer            2000          --          --          --             --              --
    Senior Vice President of Product   1999          --          --          --             --              --
    Development and Strategy
Paul McDermott(4)....................  2001     190,000          --       --           309,000(1)           --
    Chief Financial Officer            2000     160,000      55,000          --             --              --
                                       1999     132,060      25,000          --        340,001          36,674(5)

                                                                              LONG TERM
                                               ANNUAL COMPENSATION       COMPENSATION AWARDS
                                              ----------------------   ------------------------
                                                                       RESTRICTED   SECURITIES
                                                                         STOCK      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY ($)   BONUS ($)   AWARDS (#)   OPTIONS (#)   COMPENSATION ($)
---------------------------            ----   ----------   ---------   ----------   -----------   ----------------
Joel Radford(6)......................  2001     194,583          --          --        252,550(1)           --
    Senior Vice President of           2000     140,000      57,500          --         66,400         123,743(5)
    Professional Services              1999     120,000      22,500          --         13,334              --
John Keighley(7).....................  2001     125,119          --          --        146,248(1)        8,290(8)
    Senior Vice President              2000      83,658      33,650          --         26,666           5,100(8)
    General Manager of Europe          1999      55,015       4,962          --         23,334           5,100(8)

---------------
(1) Options granted as part of the stock option exchange program in which eligible employees were offered the opportunity to receive new options to purchase seventy-five percent (75%) of the number of shares of the Company's common stock subject to the options that were exchanged and canceled. See "Option Grants In Last Fiscal Year" Table and "10-Year Option Repricings" Table.

(2) Mr. Tanyel was promoted to Chief Operating Officer effective November 28, 2001.

(3) Certain options where granted as part of the stock option exchange program in which eligible employees were offered the opportunity to receive new options to purchase seventy-five percent (75%) of the number of shares of the Company's common stock subject to the options that were exchanged and canceled. See "Option Grants In Last Fiscal Year" Table and "10-Year Option Repricings" Table.

(4) On December 20, 2001 Mr. McDermott notified the Company of his election to terminate his employment with the Company. Mr. McDermott's termination of employment will be effective on January 31, 2002.

(5) Represents amounts paid to the executive as reimbursement for relocation expenses.

(6) Mr. Radford's employment with the Company was terminated on November 30, 2001.

(7) Mr. Keighley was promoted to Senior Vice President and General Manager of Europe effective June 1, 2001.

(8) Represents car allowance.

     Option Grants. The following table sets forth certain information concerning the individual grant of options to purchase Common Stock of the Company to the Named Executive Officers who received options during Fiscal Year 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                            NUMBER OF         % OF THE                                           STOCK PRICE
                            SECURITIES      TOTAL OPTIONS                                      APPRECIATION FOR
                            UNDERLYING       GRANTED TO                                         OPTION TERM(1)
                             OPTIONS        EMPLOYEES IN     EXERCISE PRICE    EXPIRATION    --------------------
NAME                        GRANTED(2)       FISCAL YEAR         ($/SH)           DATE        5% ($)     10% ($)
----                        ----------      -------------    --------------    ----------    --------    --------
Besier, Klaus.............    688,470(3)         6.3%             0.66           7/31/06     125,540     277,410
                              380,281(3)         3.5%             0.66           7/31/06      69,343     153,229
                            1,125,000(3)        10.3%             0.66           7/31/06     205,139     453,304
                              225,000(3)(4)      2.1%             0.66           7/31/06      41,028      90,661
Tanyel, Cem...............    300,000(3)         2.7%             0.93           7/13/06      77,083     170,332
                              112,500(3)(5)      1.0%             0.66           7/31/06      20,514      45,330
                              187,500(3)(6)      1.7%             0.66           7/31/06      34,190      75,551
McDermott, Paul...........     42,500(3)         0.4%             0.66           1/31/03       7,750      17,125
                              210,250(3)         1.9%             0.66           1/31/03      38,338      84,717
                               56,250(3)(7)      0.5%             0.66           1/31/03      10,257      22,665
Radford, Joel.............      7,500(3)         0.1%             0.66          11/30/02       1,368       3,022
                                7,500(3)         0.1%             0.66          11/30/02       1,368       3,022
                                7,750(3)         0.1%             0.66          11/30/02       1,413       3,123
                               37,500(3)         0.3%             0.66          11/30/02       6,838      15,110
                                4,800(3)         0.0%             0.66          11/30/02         875       1,934
                               37,500(3)(8)      0.3%             0.66          11/30/02       6,838      15,110
                              150,000(3)(9)      1.4%             0.66          11/30/02      27,352      60,440
Keighley, John............      2,500(3)         0.0%             0.66           7/31/06         456       1,007
                                2,500(3)         0.0%             0.66           7/31/06         456       1,007
                               15,000(3)         0.1%             0.66           7/31/06       2,735       6,044
                               15,830(3)         1.1%             0.66           7/31/06       2,887       6,378
                                1,668(3)         0.0%             0.66           7/31/06         304         672
                               15,000(3)(10)      0.1%            0.66           7/31/06       2,735       6,044
                               93,750(3)(11)      0.9%            0.66           7/31/06      17,095      37,775

---------------
 (1) This column shows the hypothetical gain or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% for the exercise price of such options over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

 (2) Options granted on July 31, 2001, with an exercise price of $0.66 per share, were part of the stock option exchange program in which eligible employees were offered the opportunity to receive new options to purchase seventy-five percent (75%) of the number of shares of the Company's common stock subject to the options that were exchanged and canceled.

 (3) The underlying shares vest monthly in equal installments over a three-year period.

 (4) Issued in exchange for the cancellation of an option to purchase 300,000 shares of Common Stock, with an exercise price of $8.88 per share, granted on November 1, 2000.

 (5) Issued in exchange for the cancellation of an option to purchase 150,000 shares of Common Stock, with an exercise price of $1.50 per share, granted on April 3, 2001.

 (6) Issued in exchange for the cancellation of an option to purchase 250,000 shares of Common Stock, with an exercise price of $3.97 per share, granted on February 15, 2001.

 (7) Issued in exchange for the cancellation of an option to purchase 75,000 shares of Common Stock, with an exercise price of $1.50 per share, granted on April 3, 2001.

 (8) Issued in exchange for the cancellation of an option to purchase 50,000 shares of Common Stock, with an exercise price of $8.88 per share, granted on November 1, 2000.

 (9) Issued in exchange for the cancellation of an option to purchase 200,000 shares of Common Stock, with an exercise price of $1.50 per share, granted on April 3, 2001.

(10) Issued in exchange for the cancellation of an option to purchase 20,000 shares of Common Stock, with an exercise price of $1.50 per share, granted on April 3, 2001.

(11) Issued in exchange for the cancellation of an option to purchase 125,000 shares of Common Stock, with an exercise price of $1.26 per share, granted on June 25, 2001.

     Option Exercises and Option Values. The following table sets forth information concerning the number of underlying shares and value of unexercised options to purchase Common Stock held by the Named Executive Officers as of October 31, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   SHARES       VALUE     OPTIONS AT OCTOBER 31, 2001       OCTOBER 31, 2001(1)
                                ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
                                EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                ------------   --------   -----------   -------------   -----------   -------------
Besier, Klaus................        --           --        887,148       1,531,603      $114,442       $197,577
Tanyel, Cem..................        --           --         71,508         528,492         9,225         68,175
McDermott, Paul..............        --           --         80,444         228,556        10,377         29,484
Radford, Joel................        --           --         35,450         217,100         4,573         28,006
Keighley, John...............        --           --         18,349         127,899         2,367         16,499

---------------
(1) Based on the last reported sale price on The Nasdaq National Market on October 31, 2001, less the option exercise price.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     Mr. Besier's employment agreement, dated April 2, 1998, provides for an initial annual salary of $200,000 and an annual bonus of up to $150,000 based on Firepond's achievement, during the applicable fiscal year, of performance goals agreed upon by Mr. Besier and the Company's Board of Directors before the beginning of each fiscal year. The agreement also provides that he would be eligible to earn an additional bonus of up to $100,000 if Firepond achieves or surpasses performance targets in excess of the performance goals. The Compensation Committee of the Board of Directors increased Mr. Besier's annual salary to $400,000 effective as of April 1, 2001. In July 1997, Mr. Besier received stock options to purchase 1,417,960 shares of the Company's Common Stock at an exercise price of approximately $3.95 per share under the 1997 Stock Option Plan. These options vested monthly commencing on August 7, 1997 and were fully vested on July 7, 2001. In July 2001, the Company cancelled Mr. Besier's existing options and replaced them with new options, partially vested, at an exercise price of $0.66. Upon the effectiveness of a specified liquidity event, such as a merger or acquisition of Firepond, unless a provision is made in connection with the liquidity event for the assumption of the option, or the substitution of the option with new options of the successor entity or parent thereof, all of the remaining option shares held by Mr. Besier, shall become vested. Further, if the options are assumed in connection with the liquidity event and Mr. Besier's service relationship with such successor entity is, on or within six (6) months after such liquidity event, (i) terminated by the successor entity without cause, or (ii) terminated by Mr. Besier for good reason, all of the shares of Common Stock subject to the option, to the extent not fully vested and exercisable, shall become fully vested and exercisable. Mr. Besier was also granted registration rights for all shares of the Company's Common Stock which he acquires.

     In the event of Mr. Besier's death during the term of his employment, his legal representative will receive Mr. Besier's annual salary for 12 months, an amount equal to his most recent annual bonus, payable in quarterly installments, and 75% of Mr. Besier's options to purchase shares of the Company's Common Stock shall become fully vested and exercisable, with the remaining 25% terminating. If Mr. Besier is terminated without cause, or he voluntarily resigns for good reason, he shall receive severance payments equal to his annual salary payable in equal monthly installments for a period of 12 months and the term of his vested options shall be extended until the earlier of three months following the termination, the effectiveness of specified liquidity events, or nine months after an initial public offering.

     Mr. Tanyel's revised offer letter, dated January 23, 2001, provides for an initial annual salary of $215,000 and an annual bonus of up to 40% of his annualized base salary based on the Company's performance and individual performance objectives. In addition, Mr. Tanyel was eligible to receive a supplemental bonus in the amount of $40,000 in connection with two identified product development related objectives to be paid out in fiscal 2001. On February 15, 2001, Mr. Tanyel received stock options to purchase 250,000 shares of the Company's Common Stock at an exercise price of approximately $3.97 per share under the Brightware Acquisition Stock Option Plan to be fully vested by February 1, 2005 or earlier upon the official date of the introduction of the next generation of the Company's product. In July 2001, the Company cancelled a majority of Mr. Tanyels existing options and replaced them with new options, partially vested, at an exercise price of $0.66. Upon the occurrence of a change of control event, if Mr. Tanyel is not retained as an employee of the surviving company, with responsibilities similar to his responsibilities with Firepond, 100% of his then unvested options will become immediately vested and exercisable. In the event Mr. Tanyel is terminated without cause, he shall receive severance payments equal to 60% of his annual salary, payable in twelve bimonthly installments. In addition to the standard company benefits, he will also receive family travel allowance of up to $7,500 each fiscal year.

     Mr. McDermott's offer letter, dated December 11, 1998, provides for an initial salary of $160,000 commencing on January 4, 1999, an initial bonus of $25,000 and an annual bonus of up to $50,000 based on the Company's performance and individual performance objectives. In January, 1999, Mr. McDermott received stock options to purchase 283,334 shares of the Company's Common Stock at an exercise price of approximately $3.95 per share under the 1997 Stock Option Plan. These options vest annually over four years commencing on January 4, 1999. In addition, Mr. McDermott was granted an additional stock option to purchase 56,667 shares of the Company's Common Stock on similar terms in connection with the Company's initial public offering. In July 2001, the Company cancelled Mr. McDermott's existing options and replaced them with new options, partially vested, at an exercise price of $0.66. In connection with the termination of Mr. McDermott's employment, Mr. McDermott will receive severance payments equal to one-half his annual salary, payable in twelve bi-monthly installments, and the term to exercise vested stock options was extended to twelve months from his separation date.

     Mr. Radford's relocation agreement, dated April 17, 2000, and his offer letter, dated November 21, 2000, together set forth the material terms of Mr. Radford's employment with the Company. The agreements provide for an initial annual salary of $180,000 and an annual bonus of up to 40% of Mr. Radford's annual salary, based upon the Company's performance and individual performance objectives. In accordance with the terms of the agreements, Mr. Radford was granted stock options to purchase 50,000 shares of Common Stock on April 17, 2000 and stock options to purchase 50,000 shares of Common Stock on November 1, 2000. In July 2001, the Company cancelled Mr. Radford's existing options and replaced them with new options, partially vested, at an exercise price of $0.66. In connection with the termination of Mr. Radford's employment, Mr. Radford was reimbursed an amount of $123,839 for certain relocation expenses and will receive severance payments equal to one-half his annual salary, payable in twelve bi-monthly installments, and the term to exercise vested stock options was extended to twelve months from his separation date.

     Mr. Keighley's offer of employment, dated February 19, 1999, provides for an initial salary of $95,463 and an annual bonus of up to $25,122 based on the Company's performance and specific financial objectives. On March 15, 1999, Mr. Keighley received stock options to purchase 20,000 shares of the Company's Common Stock at an exercise price of approximately $3.95 per share under the 1997 Stock Option Plan. These options vest annually over four years. In July 2001, the Company cancelled Mr. Keighley's existing options and replaced them with new options, partially vested, at an exercise price of $0.66. In addition to the standard company benefits, he will also receive $5,024 per annum covering international schooling fees and a company car allowance of $1,005 per month.

     Under the Company's standard employee agreement, each of the executives is subject to provisions concerning the ownership, use and disclosure of the Company's confidential information and intellectual property, and a one-year restriction on competition with the Company following termination of employment for any reason.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors for the 2001 fiscal year consisted of Paul R. Butare and J. Michael Cline. Mr. Butare and Mr. Cline were both non-employee directors.

     The Compensation Committee ("Committee") is responsible for setting and administering the policies which determine the compensation of the Chief Executive Officer and other executive officers of the Company and administering the stock option grants under our 1997 and 1999 Option Plans, the Director Plan, and the Brightware Acquisition Stock Option Plan.

COMPENSATION PHILOSOPHY

     The goal of the Committee is to correlate executive compensation with our business objectives and performance. The Company's executive compensation policies are intended to attract, retain and reward executive officers who contribute to the achievement of our business objectives and performance. During 2001, the Company used base salary, cash bonus incentives and stock option incentives to achieve these objectives. When evaluating the executives of the Company, the Committee considers the level of compensation paid to executive officers in similar positions of other comparable software companies.

     The Committee annually assesses the performance and sets the salary of the Chief Executive Officer, Klaus P. Besier, and Mr. Besier annually assesses the performance of all other executive officers and recommends various adjustments to compensation, which are reviewed and approved by the Committee.

     The Company's performance is evaluated by factors such as business and economic conditions, competitor performance, and the Company's results as compared to the annual operating plan.

     The components of executive compensation are as follows.

  Base Salary

     Base salaries are established for each executive officer at levels that are intended to be competitive with salaries for comparable positions at other similar sized software companies. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace.

  Cash Bonus Incentive

     No cash bonuses were paid in the 2001 fiscal year, with the exception of a payment to Mr. Tanyel as part of a key employee retention plan in conjunction with the acquisition of Brightware, Inc. Mr. Tanyel took on an increased role within the combined organization at a time when there was low visibility in the Company's future stock price. Therefore, Mr. Tanyel was granted a cash bonus to ensure that the Company would retain him within the organization. In conjunction with this retention plan, Mr. Tanyel is also eligible to receive a bonus of $140,000, to be paid on June 30, 2002, if he is employed by the Company on that date.

  Stock Option Incentives

     The Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests. In connection therewith, stock options are used to motivate executives to achieve the Company's annual operating plan. Stock options generally are granted at the then prevailing market value and have value only if the Company's stock price increases. As part of its periodic review of compensation, the Compensation Committee reviews the stock option holdings of Mr. Besier and recommends additional stock option grants as appropriate. The Committee determines the size and frequency of option grants for other executive officers, after consideration of recommendations from Mr. Besier based upon the position and responsibilities of each executive officer, previous and expected contributions of each officer and previous option grants.

     On June 26, 2001, the Company offered eligible employees and directors the opportunity to exchange up to all of their outstanding options to purchase shares of the Company's common stock granted under the Firepond, Inc. 1997 Stock Plan, as amended, the Firepond, Inc. 1999 Stock Option and Grant Plan, as amended, the 1999 Director Plan and the Brightware Acquisition Stock Option Plan for new options that would be granted under the option plans pursuant to which the corresponding exchanged options were originally granted. At their original exercise prices, the Company believed that the disparity between the exercise prices of the options previously held by the Company's employees and the trading price of the Company's stock did not provide meaningful incentives to such employees. Accordingly, existing options held by directors and specified employees were eligible to be cancelled and replaced with new options. The Company replaced each of these cancelled options with new options at an exchange ratio of three new options for every four options tendered for cancellation with all options having an exercise price of $0.66 per share, the fair market value of the Company's stock on the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER DURING FISCAL YEAR 2001

     During the fiscal year ended October 31, 2001, Klaus P. Besier served as Chairman and Chief Executive Officer throughout the year, and he continues to hold these offices.

     Mr. Besier's base salary, cash bonus incentives and stock option incentives were determined in accordance with the criteria described in the "Base Salary," "Cash Bonus Incentive" and "Stock Option Incentives" sections of this report. Mr. Besier's base salary at the beginning of fiscal year 2001 was $300,000. Mr. Besier received an increase in his base salary to $400,000 effective April 1, 2001. No cash bonus incentive was paid to Mr. Besier in fiscal year 2001. In November 2000, Mr. Besier received a stock option grant of 300,000 shares. On July 31, 2002, Mr. Besier received stock option grants totaling 2,418,751 in exchange for grants that were cancelled under the stock option exchange program. All adjustments to Mr. Besier's total compensation for fiscal year 2001 were designed to bring his compensation into alignment with compensation levels of chief executive officers of comparable software companies. See "Summary Compensation Table."

CONCLUSION

     Through the incentive plans described above, a significant portion of the Company's executive compensation programs and Mr. Besier's compensation are contingent upon Company performance and realization of benefits closely linked to increases in long-term stockholder value. Based upon the prevailing economic environment, the Committee may take such action as is required to continue to attract and retain highly talented executive staff.

                                            Compensation Committee
                                            for the 2001 Fiscal Year

                                            Paul R. Butare
                                            J. Michael Cline

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 2001 fiscal year, all executive officer compensation decisions were made by the Compensation Committee or the full Board of Directors. The Compensation Committee reviews and makes recommendations regarding the compensation for top management and key employees of the Company, including salaries and bonuses. No member of the Compensation Committee during the 2001 fiscal year was an officer of the Company. The members of the Compensation Committee during the 2001 fiscal year were Paul R. Butare and J. Michael Cline.

OPTION REPRICING

     The following table provides certain information with respect to the repricing of stock options of the Company's executive officers:

                           10-YEAR OPTION REPRICINGS

                                                                                                LENGTH OF
                                   NUMBER OF                                                     ORIGINAL
                                   SECURITIES   MARKET PRICE                                   OPTION TERM
                                   UNDERLYING   OF STOCK AT    EXERCISE PRICE                  REMAINING AT
NAME AND PRINCIPLE      DATE OF     OPTIONS       TIME OF        AT TIME OF     NEW EXERCISE     DATE OF
POSITION               REPRICING    REPRICED     REPRICING       REPRICING         PRICE        REPRICING
------------------     ---------   ----------   ------------   --------------   ------------   ------------
Besier, Klaus........  07/31/01    1,417,960       $0.66          $ 3.945          $0.66         72 months
                       07/31/01      507,042        0.66            3.945           0.66         81 months
                       07/31/01    1,500,000        0.66            9.900           0.66         99 months
                       07/31/01      300,000        0.66            8.875           0.66        111 months
Ledoux, Susan........  07/31/01       26,667        0.66            4.445           0.66         98 months
                       07/31/01       23,334        0.66            9.900           0.66         99 months
                       07/31/01        2,500        0.66           11.000           0.66        102 months
                       07/31/01       20,000        0.66            1.500           0.66        116 months
                       07/31/01       15,000        0.66            1.260           0.66        119 months
McDermott, Paul......  07/31/01      280,334        0.66            3.945           0.66         89 months
                       07/31/01       56,667        0.66            7.215           0.66         99 months
                       07/31/01       75,000        0.66            1.500           0.66        116 months
Misvaer, Christian...  07/31/01          500        0.66            4.455           0.66         91 months
                       07/31/01        1,667        0.66            4.455           0.66         95 months
                       07/31/01          667        0.66            9.900           0.66        100 months
                       07/31/01        5,000        0.66           11.000           0.66        102 months
                       07/31/01        1,000        0.66           11.000           0.66        102 months
                       07/31/01        5,000        0.66           15.813           0.66        108 months
                       07/31/01       25,000        0.66            1.500           0.66        116 months
                       07/31/01       25,000        0.66            1.260           0.66        119 months
Radford, Joel........  07/31/01       10,001        0.66            3.945           0.66         86 months
                       07/31/01       10,334        0.66            4.455           0.66         94 months
                       07/31/01       10,000        0.66            9.900           0.66         99 months
                       07/31/01        6,400        0.66           11.000           0.66        102 months
                       07/31/01       50,000        0.66           15.875           0.66        105 months
                       07/31/01       50,000        0.66            8.875           0.66        111 months
                       07/31/01      200,000        0.66            1.500           0.66        116 months
Tanyel, Cem..........  07/31/01      250,000        0.66            3.969           0.66        115 months
                       07/31/01      150,000        0.66            1.500           0.66        116 months
Keighley, John.......  07/31/01       20,000        0.66            1.500           0.66        116 months
                       07/31/01      125,000        0.66            1.260           0.66        119 months

                             AUDIT COMMITTEE REPORT

     The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

     We have reviewed and discussed with senior management the Company's audited financial statements included in the 2001 Annual Report to Stockholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with generally accepted accounting principles.

     We have discussed with Arthur Andersen, LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

     We have received from Arthur Andersen, LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Arthur Andersen, LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. Arthur Andersen, LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

     Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2001 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

     As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principals, and (ii) the report of the Company's independent auditors with respect to such financial statements.

                                            Audit Committee
                                            for the 2001 Fiscal Year

                                            J. Michael Cline
                                            Gerhard Schulmeyer
                                            Lawrence Weber

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock, based on the market price of the Company's common stock with the total return of companies included within the Nasdaq Stock Market Index and the Business Software and Services Index published by Media General Financial Services, Inc., for the period commencing February 4, 2000 and ending October 31, 2001. The calculation of total cumulative return assumes a $100 investment in the Company's common stock, the Nasdaq Stock Market Index and the Business Software and Services Index published by Media General Financial Services, Inc,. on February 4, 2001, the date of the Company's initial public offering, and the reinvestment of all dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                                AMONG FIREPOND,
             NASDAQ MARKET AND BUSINESS SOFTWARE AND SERVICES INDEX

                              [PERFORMANCE CHART]

------------------------------------------------------------------------------------------------------
                       2/03/00   4/30/00   7/31/00   10/31/00   1/31/01   4/30/01   7/31/01   10/31/01
------------------------------------------------------------------------------------------------------
 Firepond, Inc.        $100.00   $98.84    $130.23   $49.61     $27.71    $14.27    $4.09     $4.89
 Business Software
  and Services Index   $100.00   $90.86    $89.63    $83.72     $73.15    $57.34    $51.87    $44.15
 Nasdaq Market Index   $100.00   $98.91    $96.53    $86.35     $70.98    $54.47    $52.39    $43.69

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following describes any transaction or series of transactions, or currently proposed transaction or series of transactions, between the Company and any related persons or entities since November 1, 2000.

LOANS TO EXECUTIVE OFFICERS

     On November 28, 2000, the Company's Board of Directors approved a loan facility to Klaus Besier, the Company's Chairman and Chief Executive Officer, allowing borrowings up to $3,000,000 bearing interest at the applicable federal rate in effect during the term of the note. On January 9, 2001, the Company's Board of Director's approved an increase in the loan facility to $4,000,000. Originally the outstanding principal together with unpaid interest was due and payable on the earlier of October 31, 2001, an event of default, or an event of maturity, as defined. On December 11, 2001, the Board of Directors amended the facility to extend the maturity to May 1, 2006. The promissory note is secured by a pledge of 500,000 shares of common stock of Firepond, Inc. and is generally not a recourse obligation of the borrower, with specified exceptions. Amounts totaling $4,000,000 plus accrued interest have been advanced to Mr. Besier under this facility as of October 31, 2001.

     On October 4, 2000, the Company loaned $120,000 to Paul McDermott, the Company's Chief Financial Officer, bearing interest at the applicable federal rate in effect during the term of the note. The outstanding principal together with unpaid interest was due and payable on the earlier of September 30, 2001, an event of default, or an event of maturity, as defined. The promissory note was secured by a pledge of 5,000 shares of Common Stock. In connection with the termination of Mr. McDermott's employment with the Company, the Company acquired the shares securing the loan from Mr. McDermott in satisfaction of amounts due under the loan.

CONFLICTS OF INTEREST

     Conflicts of interest may arise in the course of business transactions between the Company, its officers, Directors and principal stockholders, and their affiliates. The Company believes that the transactions in which it was a party as described above were at terms no less favorable than the Company would have obtained from unaffiliated third parties. In connection with the Company's initial public offering, the Company adopted a policy that all future transactions between the Company and its officers, Directors or other affiliates (other than compensation and employment matters) be reviewed by the Board of Directors on an on-going basis and submitted to the Audit Committee or other comparable body for review where appropriate.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common Stock as of February 1, 2002 by:

     * all persons who own beneficially 5% or more of the Company's Common
       Stock;

     * the Chief Executive Officer and each of the other Named Executive
       Officers;

     * each of the Company's Directors; and

     * all Directors and executive officers as a group.

     Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to the community property laws, where these rules apply, beneficial ownership includes any shares which the individual or entity has sole or shared voting or investment power and shares of Common Stock subject to options held that are currently exercisable or exercisable within sixty days of February 1, 2002. The applicable percentage of "beneficial ownership" is based upon 37,017,983 shares of Common Stock outstanding.

                                                               BENEFICIAL OWNERSHIP
                                                              -----------------------
NAME OF BENEFICIAL OWNER                                        SHARES     PERCENTAGE
------------------------                                      ----------   ----------
Entities associated with General Atlantic Partners,
  LLC(1)....................................................  17,320,161      46.8%
Entities associated with Technology Crossover Ventures(2)...   3,512,438       9.5%
Klaus P. Besier(3)..........................................   1,655,266       4.3%
Cem Tanyel(4)...............................................     196,501         *
Paul K. McDermott(5)........................................     104,230         *
Joel D. Radford(6)..........................................      54,766         *
John Keighley(7)............................................      42,202         *
John Cachianes(8)...........................................      39,170         *
J. Michael Cline(9).........................................     599,562       1.6%
William O. Grabe(10)........................................  17,334,223      46.8%
Gerhard Schulmeyer(11)......................................      14,062         *
Vernon Lawrence Weber(12)...................................      14,062         *
All executive officers and directors as a group (10
  persons)(13)..............................................  19,946,050      50.9%

---------------

 (*) Represents less than one percent of the outstanding common stock.

 (1) Consists of 2,614,398 shares held by GAP Coinvestment Partners, L.P., including 96,837 shares underlying warrants exercisable within sixty days of February 1, 2002; 124,575 shares held by GAP Coinvestment Partners II, L.P., including 5,303 shares underlying warrants exercisable within sixty days of February 1, 2002; 11,157,797 shares held by General Atlantic Partners 40, L.P., including 537,957 shares underlying warrants exercisable within sixty days of February 1, 2002; 2,822,118 shares held by General Atlantic Partners 46, L.P.; 576,576 shares held by General Atlantic Partners 52, L.P. and 24,697 shares underlying warrants held by General Atlantic Partners 59, L.P. exercisable within sixty days of February 1, 2002. GAP Coinvestment Partners, L.P., GAP Coinvestment Partners II, L.P., General Atlantic Partners 40, L.P., General Atlantic Partners 46, L.P., General Atlantic Partners 52, L.P. and General Atlantic Partners 59, L.P. are part of an affiliated group of investment partnerships referred to, collectively, as entities associated with General Atlantic Partners, LLC. The address for each of these entities is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

 (2) Consists of 25,489 shares held by TCV III (GP) including 218 shares underlying warrants exercisable within sixty days of February 1, 2002, 121,067 shares held by TCV III, L.P., including 1,035 shares underlying warrants exercisable within sixty days of February 20, 2002, 3,217,797 shares held by TCV III (Q), L.P. including 27,502 shares underlying warrants exercisable within sixty days of February 20, 2002 and 144,885 shares held by TCV III Strategic Partners, L.P. including 1,245 shares underlying warrants exercisable within sixty days of February 20, 2001, who are referred to collectively as the "TCV Funds" and 3,200 shares held by TCV Franchise Fund, L.P. Jay C. Hoag and Richard H. Kimball are the sole managing members of Technology Crossover Management III, L.L.C., "TCM III", the general partner of the TCV Funds. In addition, Messrs. Hoag and Kimball are the sole managing members of TCVF Management, L.L.C., "TCVF," the general partner of the TCV Franchise Fund. Consequently, TCM III and Messrs. Hoag and Kimball may each be deemed to beneficially own all of the shares held by the TCV Funds and TCVF. TCM III, TCVF, and Messrs. Hoag and Kimball each disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interest in those shares. Based upon information provided by Technology Crossover Ventures and affiliated entities' Schedule 13G, filed with the SEC February 6, 2002. The address for each of these entities is 528 Ramona Street, Palo Alto, California 94301.

 (3) Includes 1,119,256 shares underlying options granted to Mr. Besier exercisable within sixty days of February 1, 2002.

 (4) Includes 196,501 shares underlying options granted to Mr. Tanyel exercisable within sixty days of February 1, 2002.

 (5) Includes 101,320 shares underlying options granted to Mr. McDermott exercisable within sixty days of February 1, 2002.

 (6) Includes 42,032 shares underlying options granted to Mr. Radford exercisable within sixty days of February 1, 2002.

 (7) Includes 41,902 shares underlying options granted to Mr. Keighley exercisable within sixty days of February 1, 2002.

 (8) Includes 4,170 shares underlying options granted to Mr. Cachianes exercisable within sixty days of February 1, 2002.

 (9) Consists of 1,000 shares held by Mr. Cline and 584,500 shares held by JMC Partnership, Ltd., of which Mr. Cline is a general partner, and includes 14,062 shares underlying options granted to Mr. Cline exercisable within sixty days of February 1, 2002.

(10) Represents shares described in note (1) above, beneficially owned by entities associated with General Atlantic Partners, LLC. Mr. Grabe disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and includes 14,062 shares underlying options granted to Mr. Grabe exercisable within sixty days of February 1, 2002.

(11) Includes 14,062 shares underlying options granted to Mr. Schulmeyer exercisable within sixty days of February 1, 2002.

(12) Includes 14,062 shares underlying options granted to Mr. Weber exercisable within sixty days of February 1, 2002.

(13) Includes 2,604,249 shares underlying options granted to the executive officers exercisable within sixty days of February 1, 2002.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain Directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Stockholder proposals intended to be presented at the Company's 2003 Annual Meeting of stockholders must be received by the Company on or before November 1, 2002 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 90 days or more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before such anniversary date or more than 60 days after such anniversary date, notice must be so delivered not later than the later of (i) the 10th day after the date of public disclosure of the date of such meeting or (ii) the 90th day prior to the scheduled date of such meeting. Any such proposal should be mailed to: Secretary, Firepond, Inc., 890 Winter Street, Waltham, MA 02451.

                              INDEPENDENT AUDITORS

RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors has reappointed Arthur Andersen, LLP as independent auditors to audit the financial statements of the Company for Fiscal Year 2002. The firm of Arthur Andersen, LLP has served as the Company's independent public auditors since May 1997 Representatives of Arthur Andersen, LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

AUDIT FEES

     The Company estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended October 31, 2001, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended January 31, 2001, April 30, 2001 and July 31, 2001, equal approximately $244,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Arthur Andersen, LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended October 31, 2001.

ALL OTHER FEES

     The Company estimates that the aggregate fees for all other services rendered by its independent auditors for the Company's most recent fiscal year equal approximately $290,000. These fees include work performed by the independent auditors with respect to tax compliance and advisory services, and financial accounting advisory services as well as $182,000 of fees in connection with the Company's acquisition of Brightware.

     The Audit Committee has advised the Company that it has determined that the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (collectively, "Section 16 Persons"), to file initial reports of ownership and reports of changes in ownership with the Commission and Nasdaq. Section 16 Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that all Section 16(a) reports required to be filed for such persons had been filed, the Company believes that during Fiscal Year 2001 the Section 16 Persons complied with all
Section 16(a) filing requirements applicable to them.

                                                                       EXHIBIT A

           CERTIFICATE OF AMENDMENT OF THE THIRD AMENDED AND RESTATED
                 CERTIFICATE OF INCORPORATION OF FIREPOND, INC.

                             A DELAWARE CORPORATION

     Firepond, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          FIRST: The name of the Corporation is Firepond, Inc. The date of the filing of its original Certificate of Incorporation (the "Original Certificate") with the Secretary of State of the State of Delaware was November 4, 1999, under the name Firepond Merger Subsidiary, Inc. The Original Certificate was amended and restated on December 20, 1999, amended on January 4, 2000, amended and restated on February 4, 2000 and amended and restated on February 9, 2000.

          SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Third Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

          THIRD: That Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation is amended to insert the following paragraph as the fifth paragraph of Article FOURTH:

             "Effective immediately upon the filing of this Certificate of
        Amendment with the Delaware Secretary of State, every [          ]
        outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value as determined by the Board of Directors of such fractional share as of the effective date of the foregoing split."

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on this [ ]
day of [          ], 2002.

                                          FIREPOND, INC.

                                          By:

                                          --------------------------------------
                                          KLAUS P. BESIER
                                          President and Chief Executive Officer

                                  DETACH HERE

                                     PROXY


                                 FIREPOND, INC.

                   PROXY SOLICIATED BY THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS, FRIDAY, MARCH 22, 2002

                 (SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

     The undersigned hereby appoints each of Klaus P. Besier and Christian J. Misvaer as proxies, with full power of substitution, to vote all shares of Firepond, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2002 Annual Meeting of Stockholders of Firepond, Inc., or any adjournment thereof.

-------------                                                      -------------
 SEE REVERSE                                                        SEE REVERSE
    SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
-------------                                                      -------------

FIREPOND, INC.
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398






                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

1. Re-election of two Class II Directors to serve for the ensuing three-year period, until their successors are duly elected and qualified or until earlier death or resignation.

    NOMINEES:  (01) William O. Grabe, (02) Vernon Lawrence Weber.


               FOR    [ ]             [ ]  WITHHELD
               ALL                         FROM ALL
            NOMINEES                       NOMINEES


    [ ]____________________________________________
       For all nominees except as noted above


Signature:__________________________________  Date: ____________



                                                       FOR     AGAINST   ABSTAIN
2.  To approve an amendment to the Company's           [ ]       [ ]       [ ]
    Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company's common stock of not less than 1-for-3 and not more than 1-for-10.

The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR Items 1 and 2, and in the discretion of the proxies on any other matter that may properly come before the meeting.


  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [ ]

  MARK HERE IF YOU PLAN TO ATTEND THE MEETING         [ ]


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign exactly and return promptly in the accompanying envelope.


Signature:__________________________________  Date: ____________